HomeStreet Bank Announces Termination of
Memorandum of Understanding

SEATTLE – December 28, 2012 – (BUSINESS WIRE) – HomeStreet Bank (the “Bank”), a wholly owned subsidiary of HomeStreet, Inc. (“HomeStreet” or “The Company”) (NASDAQ:HMST), has been notified by the Federal Deposit Insurance Corporation (“FDIC”) and Washington Department of Financial Institutions (“WDFI”) that its Memorandum of Understanding was terminated effective December 27, 2012. The Memorandum of Understanding, dated March 26, 2012 required, among other things, the maintenance of a minimum Tier 1 capital ratio of 9%, a plan to reduce adversely classified assets to levels to be established by mutual agreement with the regulators, and a restriction on payment of dividends from the Bank to HomeStreet. The Bank is no longer required to comply with these items.

“We are deeply gratified by this acknowledgement on the part of our regulators of the Bank’s significant accomplishments, characterized by strong earnings and greatly improved credit quality,” said HomeStreet President and Chief Executive Officer Mark K. Mason. “I am exceedingly proud of these accomplishments and of our results over the last several quarters. We have reached this milestone thanks to the hard work of our employees, and I share this success with them.”

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About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the bank holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho and Hawaii. For more information, visit http://ir.homestreet.com.

Source: HomeStreet, Inc.

Contact:
Terri Silver
VP, Investor Relations & Corporate Communications
206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

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